Exhibit 10.39

QUEST PATENT RESEARCH CORPORATION

2017 EQUITY INCENTIVE PLAN

Restricted Stock Agreement

This Restricted Stock Award Agreement evidences a grant of Restricted Stock pursuant to the provisions of the 2017 Equity Incentive Plan, as amended (the “Plan”) of Quest Patent Research Corporation, a Delaware corporation (the “Company”) to the individual whose name appears below (the “Participant”), pursuant to the provisions of the Plan and on the following terms and conditions (capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan):

1. Name of Participant:

2. Number of Shares of Restricted Stock (the “Shares”):

3. Date of Grant:

4. Issuance of the Shares: The Shares shall be restricted securities, as defined in Rule 144, of the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The right to the Shares vest in full immediately.

5. Withholding Tax: If required under applicable law, the Participant shall pay or make arrangements for payment of any withholding tax required to be paid or withheld with respect to the Shares.

6. Accredited Investor: The Participant acknowledges that he is familiar with the definition of accredited investor, as defined in Rule 502 of the SEC pursuant to the Securities Act, that he is an accredited investor and that he has accurately completed the accredited investor questionnaire set forth as Exhibit A to this Restricted Stock Agreement.

7. Governing Law: This Agreement shall be governed by the laws of the State of Delaware applicable to agreements executed and to be performed wholly within such state without regard to principles of conflict of laws.

The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and the grant of the Shares is subject to these terms and provisions in all respects.

[Signatures on following page]

QUEST PATENT RESEARCH CORPORATION

By:
Name:	Jon C. Scahill

Title:	Chief Executive Officer

Agreed to and Accepted as of________________:

Participant

Exhibit A To Restricted Stock Agreement

Accredited Investor Questionnaire

The following are tests for an individual accredited investor. Please initial which tests are applicable. Please initial all that apply.

_____ A natural person whose individual net worth or joint net worth with Subscriber’s spouse, at the time of this purchase exceeds $1,000,000 (PLEASE NOTE: In calculating net worth, you include all of your assets (other than your primary residence), whether liquid or illiquid, such as cash, stock, securities, personal property and real estate based on the fair market value of such property MINUS all debts and liabilities (other than indebtedness secured by your primary residence, up to the estimated fair market value of the primary residence, unless the borrowing occurs in the 60 days preceding the purchase of the Units and is not in connection with the acquisition of the primary residence. In such cases, the debt secured by the primary residence must be treated as a liability in the net worth calculation.). In the event any incremental mortgage or other indebtedness secured by your primary residence occurs in the 60 days preceding the date of the purchase of the Units, the incremental borrowing must be treated as a liability and deducted from your net worth even though the value of your primary residence will not be included as an asset. Further, the amount of any mortgage or other indebtedness secured by your primary residence that exceeds the fair market value of the residence should also be deducted from your net worth);

___ A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with Subscriber’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

___ A director or executive officer of the Company.

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